THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 19 day of April, 2021 by and between OTC PR Group Inc. (The “Consultant”) whose principal place of business is 255 Primera Boulevard, Suite 160 Lake Mary FL 32746 and Grow Capital, Inc. (The “Client”) whose principal place of business is 2485 Village View Drive, Suite 160 Henderson, NV 89074
WHEREAS, Consultant is in the business of providing services for management consulting, business advisory, shareholder information and public relations including press releases; and
WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client such services as may be needed; and
WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to Client.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Consulting Services.  The client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention. The services provided by the Consultant are: Operate marketing campaign to new investors, stockbrokers and the investment community in general and Consultant shall, depending upon the availability of sufficient content provided from the Client, deliver up to four (4) to six (6) press releases “PRs” per month for the Client.
Management and execution of an IR strategy is paramount to the success of a campaign We run your IR program so that you can focus on executing your business plan.
• We execute a complete marketing strategy over the term of the agreement.  Our strategies are unique and formulated around your visible events during each month.
• We publish your (approved generally released or promulgated IR-related material) including press releases, corporate updates, broker fact sheets, interviews, question and answer (Q&A’s), and media advisories.  All such materials are posted to our networks, enabling links and tags to engage investors and new potential investors quickly.  Our goal is to generate many press releases and articles during the campaign and have those releases displayed on multiple websites and Google News search results with links to your website to produce a direct PR benefit.

• Financial Professionals (Stock Brokers) outreach.  We introduce and communicate your story directly with investment professionals.  We understand their goals, attention, and the type of companies they look for and provide the necessary financial information needed.
• We help distribute news about your company via commonly viewed news wires using PRLog and other press release sites which all contribute to the awareness of your company.
• Social Network Distribution of all relevant news and announcements to our member networks delivering important investment information, including stock alerts, investor awareness news and press release coverage through our Facebook and Twitter pages.
• We will coordinate additional advertising programs.  We work with a diverse group of talented and respected professionals whom we can introduce and join forces with us in order to create additional cost effective advertising programs.
• We use our knowledge of the markets and industry to provide you with a better understanding on how to approach your companies marketing decisions.
• Your goals are our goals, which is why we engage in a true partnership with our clients.
2. Independent Contractor.  Consultant agrees to perform its consulting duties hereto as an independent contractor.  Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement.  The Client shall not make social security, workers compensation or unemployment insurance payments on behalf of Consultant.  The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant.  Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice.  Consultant will use its best efforts and does not promise results.  It is acknowledged and agreed by the Client that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws.  The services of Consultant shall not be Exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Client or its projects.
3. Term of Agreement.  The term of this Agreement shall be 3 Months commencing on the date of this Agreement, subject to prior termination as hereinafter provided.
4. Compensation.  In providing the foregoing services, the Client shall pay the Consultant $4,000.00 per month, payable on the 19th of every month.
The Client shall also issue and deliver and additional $4,000 worth of stock, in the Client’s Grow Capital, Inc.  (the “Shares’) to the Consultant (and/or its assignees) per month of the Agreement, to be paid out in three separate tranches.  All of the below issuances, shall be issued and entered into the Clients then transfer agent’s Book Form effective as of and on the date specified below.  The conversion rate for each tranche shall be equal to the dollar value at the closing price of the Client’s common stock as publicly traded in the over-the-counter market and quoted on the OTC Bulletin Board &/or Yahoo Finance sites on the trading day immediately preceding the compensation due date: Four Thousand ($4,000) Dollars divided by the closing price equals the number of Shares to be issued and delivered for that respective tranche.

First tranche: $4,000 worth of Shares shall be issued and delivered within five (5) days of signing the agreement,
Second tranche: $4,000 worth of Shares shall be issued and delivered 30 days after signing agreement;
Third tranche: $4,000 worth of Shares shall be issued and delivered 60 days after signing agreement;
All shares issued hereunder are deemed earned in full execution of this Agreement.  Under no circumstances shall the Client directly or indirectly take any action or fail to take action when necessary that would interfere with tradability of said shares, including but not limited to, placing a stop transfer or cancellation order on said shares without the written consent of the Consultant.  In the event Client fails to comply with this provision, Client hereby authorizes Consultant to retract said cancellation or stop transfer with the Company’s transfer agent, who shall disregard any prior instructions to stop transfer or cancellation, and shall adhere to any instruction from Consultant with regard to any shares.  In the event that the Client breaches this provision and the shares delivered as compensation cannot be timely sold by Consultant, Consultant shall be entitled to punitive damages equal to ten times the value of Consultants projected losses. The Client’s promise to issue the above referenced shares shall be irrevocable unless this Agreement has been terminated “For Cause” by Client, as detailed below. In such case, the Client will not have to have issued and delivered the Shares due that were due after the “For cause” event.  The Shares issued hereunder shall have protection from a reverse stock split for eighteen (18) months after their respective issuance dates.
5. Time, Place and Manner of Performance.  The Consultant shall be available for advice and counsel to the officers and directors of the Client as such reasonable and convenient times and places as may be mutually agreed upon.  Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.
6. Late Payment.  In the event of late payment of any compensation due under this Agreement, and in addition to the rights granted the Consultant under paragraph 8 “Termination” of this Agreement, Consultant may immediately remove Client’s company from all web and social media sites and until any arrears in compensation are brought current.  All amounts due shall bear interest at the highest rate permitted by law.
7. Client’s Representations.  The Client represents that it is in compliance with all applicable Securities and Exchange Commission reporting and accounting requirements or any applicable stock exchange.  The Client further represents that it has not been and is not the subject of any enforcement proceeding or injunction by the Securities and Exchange Commission or any state securities agency.

8. Termination.
(a) This Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of the Client or Consultant.
(b) Consultant and Client shall have the right and discretion to terminate this Agreement “For Cause” only, which is defined as should the other party in performing their duties hereunder, be found by a court to have violated any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client.
9. Work Product.  It is agreed that all information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client.  and the Client shall retain no claim of authorship therein.
10. Confidentiality.  The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates.  The Consultant will not, during the term of this Agreement, disclose,  without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever.  In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute,  rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.
11. Conflict of Interest.  The Consultant shall be free to perform services for other persons or entities.
12. Disclaimer of Responsibility for Ad of the Client.  In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client.  Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such decisions made by the Client or any affiliates or subsidiaries of the Client.
13. Indemnification
(a) The client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Client (c) a violation of state or federal securities laws.
(b) The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands,  actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Consultant (c) a violation of state or federal securities laws.

14. Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party.
15. Waiver of Breach.  Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.
16. Assignment.  This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client.
17. Applicable Law and Venue, Waiver of Jury Trial.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Florida and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of Florida shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.  All parties agree that the State court having jurisdiction over any controversy of or relating to this agreement in Broward County, Florida shall be the appropriate court to decide such controversy and all parties consent to venue in Broward County, Florida.  FURTHER, ALL PARTIES WAIVE ANY RIGHT TO JURY TRIAL ON ANY ISSUE SO TRIABLE.
18. Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.
19. Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or poor understandings, agreements and negotiations between the parties.

20. Waiver and Modification.  Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto.  Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.
21. Attorneys Fees. The prevailing party in any action brought to enforce this Agreement shall be entitled to recover from the other all reasonable costs and attorneys fees.
22. Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.
CONSULTANT:
OTC PR Group, Inc.
By: /s/ Douglas Baker	DATE: April 19, 2021
Douglas Baker, President

CLIENT:
Grow Capital, Inc.
By: /s/Terry Kennedy	DATE: April 19, 2021
Terry Kennedy, CEO